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                                                                   EXHIBIT 10.13

                               AMENDMENT NO. 2 TO
                              INCENTIVE STOCK PLAN



         The Martin Marietta Materials, Inc. Incentive Stock Plan, as amended from time to time, (the "Plan") is hereby amended by this Amendment No. 2 as follows, effective as of May 19, 1999.

         Section 2.09 of the Plan is amended and restated as follows:

                           "2.09 Identified Employee means an Eligible Employee
               (a) who is the Chief Executive Officer of the Corporation or an elected vice president of the Corporation, in each case unless the Committee, in its sole discretion, determines not to designate such officer as an Identified Employee, or (b) who is otherwise designated by the Committee as an Identified Employee for any Plan Year."

         All other terms and provisions of the Plan remain in full force and effect.